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Exhibit 4.4

SI International, Inc.
October 24, 2002

Frontenac VII Limited Partnership
Frontenac Masters VII Limited Partnership
135 South LaSalle Street
Suite 3800
Chicago, IL 60603

SI International, L.L.C.
8484 Westpark Drive, Suite 630
McLean, VA 22102

Re:	Amendment to Stock Purchase Agreements

Ladies and Gentleman:

        This letter is being entered into in connection with the initial public offering (the "Offering") of shares of common stock of SI International, Inc. (the "Company") and the related restructuring merger transactions and preferred stock conversions and exchanges and other pre-offering transactions (collectively, together with the Offering, the "Transactions"). For, and in consideration of, the benefits that Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership (together with Frontenac VII Limited Partnership, the "Partnerships") and SI International, L.L.C. (the "LLC") will receive in connection with the Offering:

        (1)  The Partnerships and the LLC hereby agree that notwithstanding the provisions of Section 4A ("Financial Statements and Other Information") and Section 9G ("Capital and Surplus; Special Reserves") of the Stock Purchase Agreement, dated as of October 29, 1998, by and among the LLC and the Company, as amended on October 1, 1999, March 9, 2000, December 29, 2000 and May 31, 2001 (the "SI Stock Purchase Agreement"), the provisions of Section 4A and Section 9G shall cease to be effective so long as the Company (a) is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements and (b) promptly provides to each Qualified Holder (as such term is defined in the SI Stock Purchase Agreement) all reports and other materials filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the Securities and Exchange Act; provided that so long as any Preferred Stock remains outstanding, the Company shall continue to deliver to each Qualified Holder the information specified in Sections 4A(ii), 4A(iii)(b), 4A(v), 4A(vi) and 4A(viii) of the SI Stock Purchase Agreement.

        (2)  The Partnerships and the LLC hereby agree that, effective immediately prior to the consummation of the Offering, Section 7 ("Board of Directors"), Section 4C ("Restrictions"), Section 4D ("Affirmative Covenants"), and Section 4H ("Preemptive Rights") of the SI Stock Purchase Agreement are hereby amended by deleting them in their entirety and replacing them with "[Omitted Intentionally.]" It is understood that if the Offering is not consummated, the SI Stock Purchase Agreement will not be amended.

        (3)  The Partnerships and the LLC hereby agree that, effective upon consummation of the merger of SI MergerSub, Inc., a wholly owned subsidiary of the Company, with and into SI International Telecom Corporation pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger dated October 24, 2002, the Stock Purchase Agreement dated as of December 29,

2000 by and between SI International Telecom Corporation and the LLC, as amended, is hereby amended by deleting Section 4 ("Covenants") and Section 7 ("Board of Directors") and Section 9G ("Capital and Surplus; Special Reserves") in their entirety, and, in each case, replacing such deleted text with the words, "[Omitted Intentionally]"; and

        (4)  The LLC waives all of its rights pursuant to Article IV(A) of the Restated Certificate of Incorporation of the Company.

        (5)  The Partnerships hereby waive all of their rights pursuant to Section 1 ("Demand Registrations") of the Registration Rights Agreement, dated as of October 29, 1998, by and among the LLC and the Company, the Partnerships and the Management Members, as defined in the Agreement.

        (6)  The LLC hereby waives any and all rights to have any securities included in the Offering or registered under the Securities Act of 1933 in connection with the Offering.

        (7)  The Partnerships and the LLC waive any notice or other communication to which they are entitled with respect to the rights enumerated above.

        If you are in agreement with and waive the foregoing, please so indicate by executing both copies of this letter in the space below and returning one copy of this letter to me at the above address.

        This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Sincerely,
SI INTERNATIONAL, INC.
By:
Name: Ray Oleson
Title: Chief Executive Officer

AGREED, ACCEPTED AND ACKNOWLEDGED
FRONTENAC VII LIMITED PARTNERSHIP
By:	Frontenac Company VII, L.L.C., its General Partner
By:
Name:
Title:
FRONTENAC MASTERS VII LIMITED PARTNERSHIP
By:	Frontenac Company VII, L.L.C., its General Partner
By:
Name:
Title:
SI INTERNATIONAL, L.L.C
By:	Frontenac VII Limited Partnership, its Managing Member
By:	Frontenac Company VII, L.L.C., its General Partner
By:
Its:
cc:	Andrew M. Tucker, Esq. Michael G. Timmers, Esq.

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  Exhibit 4.4